Exhibit (10) - 3
AGREEMENT
     This Agreement (“Agreement”), dated as of January 18, 2007, is between Superior Bank, its successors, assigns and affiliated companies (the “Company”) and Dorothy S. Barth (the “Executive”).
     1. Replacement of Prior Agreements. This Agreement replaces and supersedes any prior compensation agreement or benefit arrangement between the Company and the Executive which is affected by a change in control of People’s Community Bancshares, Inc. or People’s Community Bank of the West Coast or any other predecessor to the Company, including without limitation the Split Dollar Agreement dated February 17, 2006, as the same may have been amended (the “Split Dollar Agreement”), but does not supersede the Salary Continuation Agreement dated February 17, 2006, which shall remain in full force and effect, except as may be modified by Executive and People’s Community Bank of the West Coast with the consent of the Company. The Executive acknowledges and agrees that in the instant immediately prior to the consummation of the merger of People’s Community Bancshares, Inc. with and into Superior Bancorp (the “Merger”), the Split Dollar Agreement shall no longer be in effect and the Executive shall have no remaining rights under that agreement. As consideration for the termination of the Salary Continuation Agreement and the Split Dollar Agreement, the Company shall pay to the Executive $25,000 in the first payroll next following the Effective Date of the Merger. The Company shall make deductions from the payment hereunder in accordance with its customary payroll practices. The compensation payable to Executive under this Section 1 shall be absolute, subject to no contingencies, including but not limited to continued employment with the Company, and shall survive the Executive’s death or disability.
     2. Continued Employment of Executive. Following the date of the consummation of the Merger (the “Effective Date of the Merger”), Executive shall be employed on an at-will basis as the Chief Financial Officer of People’s Community Bank, a division of Superior Bank, at a base salary which shall be no less than Executive’s current base salary, and Executive shall be eligible for all welfare benefit, pension benefit, and bonus and incentive compensation plans maintained by the Company on the same basis as other employees at Executive’s level within the Company. Executive shall perform those duties as are customarily associated with Executive’s positions and such other reasonable duties as may be assigned to Executive. The Company may terminate Executive’s employment at any time for any reason; provided however, if the Company terminates Executive’s employment, other than For Cause (as defined in Section 4 below) or on account of the Executive’s death or total disability (as defined in this Section), prior to the first anniversary of the Effective Date of the Merger, Executive shall, within thirty (30) days following the termination of Executive’s employment, receive a lump sum payment as soon as practical following such termination (but in no event later than March 15th of the calendar year immediately following the calendar year in which such termination occurs), unreduced for early receipt, equal to Executive’s base salary for the period from the date of termination of Executive’s employment to the first anniversary of the Effective Date of the Merger. For purposes of this Agreement, the term “total disability” shall mean the Executive’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.
     3. Retention Bonus. If Executive’s employment is not terminated (i) by the Executive or (ii) by the Company for Cause prior to the second anniversary of the Effective Date of the Merger, the Executive shall receive a payment in the amount of $50,000 in the first payroll next following the second anniversary of the Effective Date of the Merger. The Company shall make deductions from the bonus payment hereunder in accordance with its customary payroll practices.
     4. For Cause Defined. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol), which has adversely affected or may adversely affect the business or reputation of the Company; (ii) any act or omission on the part of the Executive which constitutes fraud, misrepresentation, embezzlement, misappropriation of corporate assets or theft; (iii) a felony indictment of the Executive; (iv) a request by federal or state banking regulatory authorities to terminate the Executive’s services hereunder; or (v) a material breach by the Executive of any of the terms of this Agreement. Provided, however, that in the case of (v) above, such conduct shall not constitute Cause unless the Company shall have delivered to the Executive notice setting forth with specificity (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (c) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action, and the Executive shall not have taken such specified remedial action within such specified reasonable time.
     5. Non-Disclosure of Information. The Executive acknowledges that any documents and information, whether written or not, that came or come into the Executive’s possession or knowledge during the Executive’s employment by the Company, including without limitation the financial and business conditions, business methods, goals, operations, sales techniques or services of the Company and its affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of the Company’s business. The Executive will not, during or after the term of this Agreement: (a) disclose any written Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with the Company for any reason or purpose whatsoever, or (b) use any written Confidential Information for any reason other than to further the business of the Company. The Executive agrees to return immediately any written Confidential Information, and all copies thereof, upon the termination of the Executive’s employment. In the event of a breach or threatened breach by the Executive of the provisions of this Section 5, in addition to all other remedies available to the Company, the Company shall be entitled to an injunction restraining the Executive from disclosing any written Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any written Confidential Information has been disclosed or is threatened to be disclosed, without the need to post bond or other security. In the event of any suit or arbitration with respect to the Executive’s obligations in this

Section 5, the Executive shall pay all costs incurred by the Company in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, in the event the Company is unsuccessful in obtaining any such remedy, the Executive shall have no liability for the Company’s costs in connection with such suit or arbitration.
6. Competition.
     (a) During the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, Executive shall not, directly or indirectly: (i) form or acquire a five percent (5%) or greater equity ownership, voting or profit participation interest in, or actively participate in, control, manage or finance a five percent (5%) or greater interest of, or invest a five percent (5%) or greater interest in, a Competitor (as defined below); (ii) associate (including as an officer, employee, partner, director, consultant, agent, representative or advisor) with any Competitor; (iii) solicit or do banking or similar business with any customer of Company or any of its subsidiaries in the Territory (as defined below); or (iv) solicit any employee of Company or any of its subsidiaries to leave his or her employment with Company or any of its subsidiaries for any reason, or hire any such employee of Company or any of its subsidiaries, without the prior written consent of Company. As used herein, “Competitor” shall mean any bank or bank holding company, savings and loan or savings and loan holding company or other financial institution that has a physical location within the Territory. As used herein, “Territory” shall mean the Florida counties of Sarasota and Manatee.
     (b) In the event of any suit or arbitration with respect to the Executive’s obligations set forth in Section 6(a), the Executive shall pay all costs incurred by the Company in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, in the event the Company is unsuccessful in obtaining any such remedy, the Executive shall have no liability for the Company’s costs in connection with such suit or arbitration.
     (c) The Executive and the Company recognize that any subsidiaries or affiliates of the Company are third-party beneficiaries to this Agreement that are intended to be protected by the covenants in this Agreement and that any successor or assign of the Company or one of the third-party beneficiaries to this Agreement may enforce the covenants in this Agreement as if it were a party to these covenants. Moreover, the Executive and the Company acknowledge and agree that the Company has legitimate business interests to protect relative to Executive, including trade secrets, other valuable confidential and proprietary business information, substantial relationships with specific existing customers, substantial relationships with other employees of the Company, the Company and customer goodwill associated with the Company’s trade name, and the Company’s servicing of specific markets provided to the Executive. The Executive agrees that the restrictions contained in this Section 6 are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company described above, and the Executive agrees to waive any objection to the enforcement of this covenant and that any breach of this Section 6 will cause the Company substantial and irrevocable damage and, therefore, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief, without the need to post a bond or other security. The Executive agrees that the period during which the covenant contained in this Section 6 shall be effective shall be computed by excluding from such computation any time during which the Employee is in violation of any provision of Section 6. The Executive agrees that if any covenant contained in Section 6 of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenant as reformed.
     (d) The Executive specifically recognizes and affirms that each of the covenants contained in Sections 5 and 6 of this Agreement is a material and important term of this Agreement which has induced the Company to provide for the award of the compensation and benefits provided hereunder and the other promises made by Company herein.
     7. Enforcement of the Company’s Obligations. In the event of any suit or arbitration with respect to the Company’s obligations under this Agreement, the Company shall pay all costs incurred by the Executive in securing an injunction (or other equitable remedy) and/or damages, including reasonable attorneys’ fees and expenses; provided, however, in the event the Executive is unsuccessful in obtaining any such remedy, the Company shall have no liability for the Executive’s costs in connection with such suit or arbitration.
     8. Choice of Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida. The exclusive venue for disputes arising out of this Agreement shall be the courts of the State of Florida located in Sarasota County, Florida.
     9. Amendments. This Agreement may not be modified, amended or terminated except by a written document executed by the Executive and a duly authorized representative of the Company.
     10. Entire Agreement. This Agreement sets forth the entire agreement between the Company and the Executive with respect to the payments provided for herein.
     11. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Company and the Executive, their respective heirs, successors, assigns, personal representatives and affiliates; provided, however, that the Executive may not assign his right to any payment hereunder.

     12. Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason, then the invalidity, illegality or unenforceability of that provision shall not affect any other provision of this Agreement. The Company and the Executive intend that this Agreement shall be interpreted as if any invalid, illegal or unenforceable provision were never included herein.

DOROTHY S. BARTH		SUPERIOR BANK

/s/ Dorothy S. Barth	By:	/s/ C. Marvin Scott
Executive
President
Title

1/18/2007	1/18/2007
Date	Date